                                                                    EXHIBIT 10.3

--------------------------------------------------------------------------------





                              TAX SHARING AGREEMENT


                                 BY AND BETWEEN



                            THREE-FIVE SYSTEMS, INC.

                                       AND

                              BRILLIAN CORPORATION



                                 EFFECTIVE AS OF



                               SEPTEMBER 1, 2003





--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                               PAGE
SECTION 1 ADMINISTRATIVE AND COMPLIANCE MATTERS .............................    2

     1.1    Designation of Agent ............................................    2
     1.2    Pre-Distribution Tax Period TFS Consolidated Returns ............    2
     1.3    Allocation ......................................................    2
     1.4    Other Brillian Returns ..........................................    2
     1.5    Post-Distribution Conduct of Brillian ...........................    2
     1.6    Deductions and Certain Taxes Related to Options .................    2

SECTION 2 TAX SHARING .......................................................    3

     2.1    General .........................................................    3
     2.2    Estimated Payments ..............................................    3
     2.3    Payment of Taxes at Year-End ....................................    3
     2.4    Tax Adjustments .................................................    3
     2.5    Allocation of Tax Assets ........................................    4
     2.6    Research Credits ................................................    4
     2.7    Brillian Carrybacks .............................................    4
     2.8    Use of Brillian Tax Assets ......................................    4
     2.9    Separation Taxes ................................................    4

SECTION 3 REPRESENTATIONS AND COVENANTS .....................................    5

     3.1    Representations .................................................    5
     3.2    Brillian Covenants ..............................................    5
     3.3    Exceptions ......................................................    6
     3.4    Supplemental Rulings ............................................    6

SECTION 4 INDEMNITIES .......................................................    7

     4.1    Brillian Indemnity ..............................................    7
     4.2    TFS Indemnity ...................................................    8
     4.3    Discharge of Indemnity ..........................................    8
     4.4    Affiliates ......................................................    8
     4.5    Application to Present and Future Subsidiaries ..................    8
     4.6    Disposition of a TFS Affiliate ..................................    9

SECTION 5 COOPERATION AND TAX PROCEEDINGS ...................................    9

     5.1    Consultation and Cooperation ....................................    9
     5.2    Provision of Tax Return Information .............................    9
     5.3    Failure to Cooperate ............................................   10
     5.4    Provision of Information Relating to Material Developments ......   10
     5.5    Tax Proceedings .................................................   10

SECTION 6 PAYMENTS AND DISPUTE RESOLUTION ...................................   11

     6.1    Payments ........................................................   11
     6.2    Dispute Resolution ..............................................   12

SECTION 7 MISCELLANEOUS .....................................................   14

     7.1    Further Assurances ..............................................   14

                                       -i-

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                               PAGE
     7.2.   Termination and Survival ........................................   14
     7.3.   Costs and Expenses ..............................................   14
     7.4.   Entire Agreement ................................................   14
     7.5.   Amendment .......................................................   14
     7.6.   No Third Party Beneficiaries ....................................   14
     7.7.   Governing Law ...................................................   14
     7.8.   Notices .........................................................   15
     7.9.   Counterparts ....................................................   15
     7.10.  Binding Effect and Assignment ...................................   15
     7.11.  Severability ....................................................   15
     7.12.  Failure or Indulgence and Remedies ..............................   15
     7.13.  Authority .......................................................   15
     7.14.  Interpretation ..................................................   15
     7.15.  Definitions .....................................................   16

                                  EXHIBIT INDEX

Exhibit A - TFS Information ................................................   A-1

Exhibit B - Brillian Information ...........................................   B-1

                              TAX SHARING AGREEMENT


         This Tax Sharing Agreement (this "Agreement") is entered into as of September 1, 2003, by and between Three-Five Systems, Inc., a Delaware corporation ("TFS"), and Brillian Corporation, a Delaware corporation ("Brillian"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 7.15 hereof.

                                    RECITALS

         WHEREAS, TFS is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code, which currently files consolidated federal income Tax Returns;

         WHEREAS, Brillian is a first tier subsidiary of TFS;

         WHEREAS, TFS develops, inter alia, liquid crystal on silicon microdisplay technologies (the "Microdisplay Business");

         WHEREAS, the Board of Directors of TFS has determined that it would be advisable and in the best interests of TFS and its stockholders for TFS to transfer to Brillian the business, operations, assets, and liabilities related to the Microdisplay Business;

         WHEREAS, TFS has agreed to transfer and assign, or cause to be transferred and assigned, to Brillian substantially all of the assets and properties of the Microdisplay Business held by TFS and one or more of its Subsidiaries, and Brillian has agreed to assume certain liabilities and obligations arising out of or relating to the Microdisplay Business (collectively, the "Separation");

         WHEREAS, the Board of Directors of TFS has determined that it would be advisable and in the best interests of TFS and its stockholders for TFS to distribute on a pro-rata basis to the holders of record of TFS common stock, par value $.01 per share (the "TFS Common Stock"), without any consideration being paid by such holders, all of the outstanding shares of Brillian common stock, par value $.01 per share (the "Brillian Common Stock") owned directly and indirectly by TFS (the "Distribution");

         WHEREAS, TFS and Brillian intend that the Separation and the Distribution qualify as free of Federal Tax to TFS and its stockholders under Sections 355 and 368(a)(1)(D) of the Code; and

         WHEREAS, the parties wish to (i) provide for the payment of tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of tax returns, and provide for certain other matters relating to taxes, and (ii) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Separation and the Distribution.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows:

                                   SECTION 1
                      ADMINISTRATIVE AND COMPLIANCE MATTERS

         1.1. DESIGNATION OF AGENT. Each Brillian Affiliate hereby irrevocably authorizes and designates TFS, as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return or any other Tax proceedings, and for the purpose of making payments to, or collecting refunds from, any Tax Authority, in each case relating only to Returns described in Section 1.2.

         1.2. PRE-DISTRIBUTION TAX PERIOD TFS CONSOLIDATED RETURNS. TFS will prepare, with the assistance of the Brillian Affiliates, the consolidated Federal Tax Returns and Combined State Tax Returns of the TFS Consolidated Group for all Pre-Distribution Tax Periods. Except as provided in the next sentence with respect to such Returns, TFS shall determine (a) the manner in which any Tax Item shall be reported, (b) whether any extensions should be requested, and
(c) the elections that will be made by any TFS Affiliate. Subject to TFS's approval, Brillian may decide (a) the manner in which any Brillian Tax Item of any Brillian Affiliate shall be reported, and (b) the elections that will be made by any Brillian Affiliate. TFS shall have the exclusive right to (a) file, prosecute, compromise, or settle any claim for refund, and (b) determine whether any refunds to which the TFS Consolidated Group may be entitled shall be received by way of refund or credit against the Tax liability of the TFS Consolidated Group.

         1.3. ALLOCATION. TFS may, at its option, elect and the Brillian Affiliates shall, if necessary for a valid election, join TFS in electing to ratably allocate Tax Items of the Brillian Affiliates in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76. If TFS exercises its option to make the election, each Brillian Affiliate will provide a statement stating its consent to such election as required under the regulations.

         1.4. OTHER BRILLIAN RETURNS. Brillian shall be solely responsible for the preparation and filing of all other Returns of the Brillian Affiliates other than Returns described in Section 1.2. Brillian shall be responsible for paying to the applicable Tax Authorities all Taxes shown as due from Brillian or any Brillian Affiliates on such Returns.

         1.5. POST-DISTRIBUTION CONDUCT OF BRILLIAN. On or after the Distribution Date, Brillian will not, nor will it permit any Brillian Affiliate to, make or change any accounting method, change its taxable year, amend any Return or take any Tax position on any Return, take any other action, omit to take any action, or enter into any transaction that may reasonably be expected to result in or does result in any increased Tax liability or reduction of any Tax Asset of the TFS Consolidated Group or any TFS Affiliate.

         1.6. DEDUCTIONS AND CERTAIN TAXES RELATED TO OPTIONS. TFS shall file Returns claiming (a) the Tax deductions attributable to options to purchase stock of TFS or other TFS long-term incentive compensation held by employees and former employees of any Brillian Affiliate, (b) any deductions for current or deferred compensation incurred or paid by TFS, and (c) any other similar compensation-related Tax deductions. The Returns of the TFS Affiliates and the Brillian Affiliates shall reflect the entitlement of TFS to such deductions. TFS shall prepare and file all applicable Returns and pay the related Tax liability under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act, or any state employment tax law.

                                   SECTION 2
                                   TAX SHARING

         2.1. GENERAL. For each tax period of the TFS Consolidated Group beginning on or after January 1, 2003 during which any Tax Item of any Brillian Affiliate is includible in the consolidated Federal Tax Return of the TFS Consolidated Group, Brillian shall pay to TFS an amount equal to the Brillian Federal Tax Liability, and for each tax period beginning on or after January 1, 2003 during which any Tax Item of any Brillian Affiliate is includible in a Return relating to a Combined State Tax, Brillian shall pay to TFS an amount equal to the Brillian Combined State Tax Liability for such tax period, each as shown on the Pro Forma Returns.

         2.2. ESTIMATED PAYMENTS. TFS shall determine the amount of the corresponding Brillian Federal Tax Liability, or the Brillian Combined State Tax Liability, as the case may be, in connection with any TFS Installment Payment made with respect to any Pre-Distribution Tax Period. TFS shall provide Brillian with notice of such determination no later than 10 days before the date that the applicable payment by TFS is due. Brillian shall, no later than one day prior to the due date of TFS's payment, pay to TFS the amount so determined.

         2.3. PAYMENT OF TAXES AT YEAR-END.

                  (a) Not later than 30 days after the due date (including all extensions) for the TFS Consolidated Group's Federal Tax Return, TFS shall deliver to Brillian a pro forma Federal Tax Return (a "Pro Forma Federal Return") reflecting the Brillian Federal Tax Liability. Not later than 30 days after the due date (including all extensions) for each Combined State Tax Return, TFS shall deliver to Brillian the relevant pro forma Combined State Tax Return (each a "Pro Forma Combined State Return" and together with the Pro Forma Federal Return, the "Pro Forma Returns") reflecting the relevant Brillian Combined State Tax Liability. The Pro Forma Returns shall be prepared in good faith in a manner generally consistent with past practice. Each Pro Forma Return shall be delivered together with a statement showing a calculation of the amount to be paid pursuant to Section 2.3(b).

                  (b) Not later than 10 days after the receipt of each Pro Forma Return, Brillian shall pay to TFS, or TFS shall pay to Brillian, as appropriate, an amount equal to the difference, if any, between (i) the Brillian Federal Tax Liability, if any, or (ii) the Brillian Combined State Tax Liability, if any, as the case may be, reflected on such Pro Forma Return for such period and the aggregate of any payments made by Brillian pursuant to Section 2.2 in respect of such period.

         2.4. TAX ADJUSTMENTS.

                  (a) Except as otherwise provided in this Agreement, TFS shall be liable for any Tax increase, and shall be entitled to any refund or other benefit, that results from any Tax Proceeding relating to any Tax Return of the TFS Consolidated Group other than those resulting from the Brillian Federal Tax Liability. Except as otherwise provided in this Agreement, Brillian shall be liable for any Tax increase, and shall be entitled to any Tax refund or other benefit, that results from any Tax Proceeding relating to any Tax Return of any Brillian Affiliate other than a Tax Return of the TFS Consolidated Group or a TFS Affiliate.

                  (b) If any Tax Proceeding described in Section 2.4(a) (other than an adjustment described in Section 2.4(d)) results in (i) an increase or decrease in a Tax Item of either a TFS Affiliate or a Brillian Affiliate, for a particular tax period, and (ii) a corresponding increase or decrease in a Tax Item of the other party for a different period (other than by way of Tax carrybacks or carryovers), the party incurring a Tax benefit shall pay to the party incurring a Tax detriment the lesser of the amount of such benefit and the amount of such detriment. The amount of any payments made pursuant to this Section 2.4 shall be determined by employing the highest rate of Tax specified in Section 11(b) of the Code or the corresponding provision of any applicable state or local Tax. The amount of any Tax benefit or detriment shall be determined taking into account interest received from or paid to the relevant Tax Authority. Payments required under this Section 2.4(b) shall be made at the later of (i) such time or times that the Tax benefits is realized as a refund, a reduction of Tax shown on a Return, or a result of a Tax Authority offsetting the amount due, and (ii) such time or times that the Tax detriment is realized as an additional assessed amount or as an increase of Tax shown on a Return. The party incurring the Tax detriment shall have the right to review the Tax benefit utilization by the other party.

                  (c) In the event that as a result of a Final Determination or otherwise, TFS is liable for a Tax relating to the Assigned Employees for which it is not compensated by Brillian under the Master Separation and Distribution Agreement, Brillian shall pay TFS an amount equal to such Tax, excluding any portion of such Tax that relates to penalties.

                  (d) In the event that there is a Final Determination that results in a disallowance of a deduction taken by a TFS Affiliate pursuant to
Section 1.6, Brillian shall pay to TFS an amount equal to such disallowance determined by employing the highest rate of Tax specified in Section 11(b) of the Code or the corresponding provision of any applicable state or local law.

         2.5. ALLOCATION OF TAX ASSETS.

                  (a) Except as set forth in Section 2.5(b), and except to the extent applicable law or regulations expressly so require, no Tax Assets will be allocated to any Brillian Affiliate for use in Post-Distribution Tax Periods. TFS will allocate to a Brillian Affiliate only that portion, if any, of particular Tax Assets for use in Post-Distribution Tax Periods as applicable law or regulations expressly require to be so allocated.

                  (b) TFS shall allocate to Brillian a portion of the credit arising as a result of a payment by TFS under Section 55 of the Code.

         2.6. RESEARCH CREDITS. TFS will make the allocations to Brillian required under Section 41(f)(3) of the Code. Brillian agrees that it shall not deviate from the amount of qualified research expenditures allocated to it by TFS.

         2.7. BRILLIAN CARRYBACKS. Whenever permitted to do so by applicable law, Brillian shall elect to relinquish any carryback period which would include any Pre-Distribution Tax Period.

         2.8. USE OF BRILLIAN TAX ASSETS. TFS shall have no obligation to indemnify Brillian for the use by any TFS Affiliate of any Tax Asset of any Brillian Affiliate.

         2.9. SEPARATION TAXES. Notwithstanding any other provision of this Agreement or of any other agreement between a TFS Affiliate and a Brillian Affiliate, Brillian shall bear the burden of any Section 355 Tax. In addition, Brillian shall bear the burden of: (a) any transfer (including sales and use, real estate transfer, and property taxes), stamp, recording, or similar Tax imposed in connection with the Separation and the Distribution on a TFS Affiliate or a Brillian Affiliate, including any Foreign Taxes that are not "income, war profits, and excess profits taxes" within the meaning of Part II of Subchapter A of Chapter 1 of the Code; and (b) any Separation Tax for which a Brillian Affiliate otherwise has an obligation to indemnify TFS under a provision of this Agreement other than this Section 2.9. TFS shall bear the burden of all other Separation Taxes.

         2.10. EMPLOYEE STOCK OPTIONS. The income tax deduction with respect to TFS stock options and Brillian stock options exercised by employees of TFS shall be allocated to TFS. The income tax deduction with respect to TFS stock options and Brillian stock options exercised by employees of Brillian shall be allocated to Brillian. Upon the exercise of TFS stock options by Brillian employees or Brillian stock options by TFS employees, TFS or Brillian, as the case may be, shall take such action as necessary to insure that the income tax withholding of the employee exercising the stock option is collected and deposited in accordance with the Code and Treasury Regulations.

                                   SECTION 3
                          REPRESENTATIONS AND COVENANTS

         3.1. REPRESENTATIONS.

                  (a) BRILLIAN REPRESENTATIONS. Each Brillian Affiliate represents that the information and representations furnished in any Ruling Document (as modified, qualified, or elaborated in any subsequent Ruling Document) are accurate and complete as of the date hereof, to the extent that such information and representations relate to a Brillian Affiliate or the business or activities of such entity.

                  (b) TFS REPRESENTATIONS. Each TFS Affiliate represents that, as of the date hereof, there is no plan or intention to take any action inconsistent with the information and representations furnished in any Ruling Document (as modified, qualified, or elaborated in any subsequent Ruling Document).

                  (c) BRILLIAN AND TFS REPRESENTATIONS. Each Brillian Affiliate and each TFS Affiliate, respectively, represents that, as of the date hereof, it is not aware of any plan or intention by the current stockholders of TFS to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, TFS or Brillian subsequent to the Distribution, except as described in any Ruling Document (as modified, qualified, or elaborated in any subsequent Ruling Document).

                  (d) BRILLIAN AND TFS COVENANTS. Each Brillian Affiliate and each TFS Affiliate, respectively, covenants (i) to use its best efforts to verify that the foregoing representations made by it in this Section 3.1 are accurate and complete as of the Distribution Date, and (ii) if, after the date hereof, it obtains information indicating, or otherwise becomes aware, that any such representations are or may be inaccurate or incomplete, promptly to inform TFS or Brillian, as the case may be.

         3.2. BRILLIAN COVENANTS. Brillian covenants to TFS that:

                  (a) No Brillian Affiliate will take any action or fail to take any action, which action or failure to act would cause the Separation and the Distribution to fail to qualify under Sections 351(a), 355(a), and 368(a)(1)(D) of the Code or any corresponding provision of state or local law. Without limiting the foregoing, the Brillian Affiliates covenant to TFS that:

                           (i) During the two-year period following the
Distribution Date, Brillian will not liquidate, merge, or consolidate with any other person.

                           (ii) During the two-year period following the
Distribution Date, the Brillian Affiliates will not sell, exchange, distribute, or otherwise dispose of assets except in the ordinary course of business.

                           (iii) Following the Distribution, Brillian will, for
a minimum of two years, continue the active conduct of the historic business as transferred to it in the Separation.

                           (iv) No Brillian Affiliate will take any action
inconsistent with the information and representations in the Ruling Documents.

                           (v) No Brillian Affiliate will repurchase stock of
Brillian in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in the Ruling Documents.

                           (vi) No Brillian Affiliate will enter into any
negotiations, agreements, or arrangements with respect to any of the foregoing.

                  (b) No Brillian Affiliate will take or omit to take any action that results in any Separation Tax being imposed on any TFS Affiliate in excess of the amount of such Separation Tax for which TFS or such TFS Affiliate would be liable under applicable law, based on:

                           (i) any specific agreements between a TFS Affiliate
and a Brillian Affiliate as to the manner in which the Separation and Distribution and any other relevant transactions are to be treated for tax purposes, and

                           (ii) to the extent not contrary to the agreements
described in Section 3.2(b)(i), the form of the Separation and Distribution and any other relevant transactions as set forth in agreements between the TFS Affiliates and the Brillian Affiliates.

                  (c) Within the two-year period following the Distribution, Brillian will not take any action (including stock issuances, whether pursuant to the exercise of options (or similar interests) or otherwise, option grants, capital contributions, or redemptions) or omit to take any action which may, either alone or in combination with actions or omissions by Brillian or any other party, result in the imposition of any Section 355 Tax.

         3.3. EXCEPTIONS. The Brillian Affiliates may take actions inconsistent with the covenants contained in Section 3.2, if:

                  (a) Brillian obtains an opinion of counsel, which counsel and which opinion are acceptable to TFS in its sole discretion, to the effect that such actions will not result in the imposition of any additional Separation Tax on a TFS Affiliate and will not affect the status of the Separation and the Distribution as tax-free to TFS and its stockholders, it being understood that TFS agrees to cooperate with Brillian and use its reasonable best efforts to assist Brillian in Brillian's attempting to obtain, as expeditiously as possible, any opinion described in this Section 3.3(a); or

                  (b) TFS obtains a Supplemental Ruling in accordance with
Section 3.4.

         3.4. SUPPLEMENTAL RULINGS.

                  (a) TFS agrees that at the reasonable request of Brillian, TFS shall cooperate with Brillian and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling or other guidance from a Tax Authority for the purpose of confirming (i) the continuing validity of any ruling (including another Supplemental Ruling) previously issued by the IRS or any other Tax Authority, or (ii) compliance on the part of a Brillian Affiliate with its obligations under Section 3.2. However, TFS shall not be obligated to seek a Supplemental Ruling unless it reasonably believes that the relevant Tax Authority would issue such a ruling. Further, in no event shall TFS file a request for a Supplemental Ruling unless Brillian represents that (i) it has read the request for the Supplemental Ruling and any materials, appendices, and exhibits submitted or filed therewith ("Supplemental Ruling Documents"), and (ii) all information (other than information provided by an external expert) and representations, if any, relating to any Brillian Affiliate contained in the Supplemental Ruling Documents are true, correct, and complete in all material respects. Brillian shall reimburse TFS for all reasonable costs and expenses incurred by TFS in obtaining a Supplemental Ruling requested by Brillian. Brillian hereby agrees that TFS shall have sole and exclusive control over the process of obtaining a Supplemental Ruling, and that only TFS shall apply for a Supplemental Ruling. Brillian further agrees that it shall not seek any guidance from the IRS or any other Tax Authority concerning the Separation and the Distribution except as set forth in this Section 3.4.

                  (b) If TFS determines to obtain a Supplemental Ruling or other guidance after the date of this Agreement: (i) TFS shall keep Brillian informed in a timely manner of all material actions taken or proposed to be taken in connection therewith; (ii) TFS shall (A) reasonably in advance of the submission of any such Supplemental Ruling Documents, provide Brillian with a draft copy thereof, (B) reasonably consider Brillian's comments on such draft copy, and (C) provide Brillian with a final copy of the Supplemental Ruling Documents; and
(iii) TFS shall provide Brillian with notice reasonably in advance of, and Brillian shall have the right to attend, any formally scheduled meetings with the Tax Authority (subject to the approval of the Tax Authority) that relate to such Supplemental Ruling.

                                   SECTION 4
                                   INDEMNITIES

         4.1. BRILLIAN INDEMNITY. Each Brillian Affiliate will jointly and severally indemnify each TFS Affiliate against and hold them harmless from:

                  (a) any state and local Tax of any Brillian Affiliate, and any Foreign Tax of a Brillian Affiliate, excluding any Combined State Tax and excluding (for purposes of this Section 4.1(a)) any Separation Tax;

                  (b) any liability or damage (including Separation Taxes) resulting from a violation by a Brillian Affiliate of (i) any representation or covenant in a Ruling Document (as such representation or covenant is modified, qualified, or elaborated in any subsequent Ruling Document), (ii) any representation, covenant, or other agreement set forth in this Agreement, or
(iii) any agreements or covenants between a TFS Affiliate and a Brillian Affiliate pertaining to Tax matters;

                  (c) any Section 355 Tax;

                  (d) any Separation Tax allocated to Brillian under this Agreement;

                  (e) any Tax increase or Tax detriment allocated to Brillian under Section 2.4;

                  (f) any Tax imposed on a TFS Affiliate as a result of Brillian's failure to cooperate with TFS under Section 5;

                  (g) any Tax increase to TFS resulting from Brillian's adoption of a position inconsistent with the allocation set out in Section 2.6;

                  (h) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements, or judgments arising out of or incident to the imposition, assessment, or assertion of any tax liability or damage described in Section 4.1(a), (b), (c), (d), (e), (f) or (g) including those incurred in any contest relating to the imposition, assessment, or assertion of any such tax, liability, or damage.

         4.2. TFS INDEMNITY. Each TFS Affiliate will jointly and severally indemnify each Brillian Affiliate against and hold them harmless from:

                  (a) any TFS Consolidated Group Tax liability other than the Brillian Federal Tax Liability;

                  (b) any separate state or local Tax and any Foreign Tax of a TFS Affiliate;

                  (c) any liability or damage (including Separation Taxes) resulting from a violation by a TFS Affiliate of any representation or covenant in a Ruling Document (as such representation or covenant is modified, qualified, or elaborated in any subsequent Ruling Document);

                  (d) any Tax liability resulting from an acquisition by one or more persons of a "fifty percent or greater interest" (within the meaning of Section 355(d)(4) of the Code) in TFS;

                  (e) any Separation Tax allocated to TFS under this Agreement;

                  (f) any Tax increase or Tax detriment allocated to TFS under
Section 2.4;

                  (g) any Tax imposed on a Brillian Affiliate (other than a Separation Tax) as a result of TFS's failure to cooperate with Brillian under
Section 5; and

                  (h) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements, or judgments arising out of or incident to the imposition, assessment, or assertion of any tax liability or damage described in Section 4.2(a), (b), (c), (d), (e), (f) or (g) including those incurred in any contest relating to the imposition, assessment, or assertion of any such tax, liability, or damage; provided, however, that TFS will not be required to indemnify Brillian under this Section 4.2 to the extent that any liability set forth in this Section 4.2 is described in Section 4.1.

         4.3. DISCHARGE OF INDEMNITY. The Brillian Affiliates and the TFS Affiliates, respectively, shall discharge their obligations under Sections 4.1 and 4.2, respectively, by paying the relevant amount to the indemnified party no later than 30 days after the date of receiving notice from TFS or Brillian of a payment made, or a liability of a specified amount, based on a Final Determination.

         4.4. AFFILIATES. TFS agrees and acknowledges that TFS shall be responsible for the performance of the obligations of each TFS Affiliate under this Agreement. Brillian agrees and acknowledges that Brillian shall be responsible for the performance of the obligations of each Brillian Affiliate under this Agreement.

         4.5. APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES. This Agreement is being entered into by TFS and Brillian on behalf of themselves and each TFS Affiliate and each Brillian Affiliate, respectively. This Agreement shall constitute a direct obligation of each such affiliate and shall be deemed to have been readopted and affirmed on behalf of any corporation or other entity which becomes a TFS Affiliate or a Brillian Affiliate in the future.

         4.6. DISPOSITION OF A TFS AFFILIATE. If a corporation or other entity ceases to be a TFS Affiliate as a result of a disposition of equity interests in such entity, such entity shall be released from its obligations under this Agreement upon such disposition and no TFS Affiliate shall have any obligation to indemnify any Brillian Affiliate under Section 4.2 for any liability or damage attributable to actions taken by such entity after such disposition.

                                   SECTION 5
                         COOPERATION AND TAX PROCEEDINGS

         5.1. CONSULTATION AND COOPERATION. Brillian and TFS shall consult and cooperate (and shall cause each Brillian Affiliate or each TFS Affiliate, respectively, to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include:

                  (a) the retention, consistent with TFS's past practice, of all information pertaining to Tax matters relating to the TFS Affiliates and the Brillian Affiliates for the Pre-Distribution Tax Periods, until two years after the expiration of all applicable statutes of limitation (giving effect to any extension, waiver, or mitigation thereof), including all books, records, documentation, or other information relating thereto, and including the items specified in Exhibit A;

                  (b) the provision, upon reasonable request, of the information described in Section 5.1(a), including any necessary explanations of such information, and including access to the necessary personnel to provide such information or explanations and including the information referenced in Exhibit A;

                  (c) the execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit, or action; and

                  (d) the procurement of any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

Such cooperation also shall include the matters set forth in Section 5.2.

         5.2. PROVISION OF TAX RETURN INFORMATION.

                  (a) Brillian shall provide TFS all documents and information, and make available employees and officers of the Brillian Affiliates, as TFS reasonably requests to prepare any Return described in Section 1.2 or to contest any Tax Proceeding for any such Return. Without limiting the foregoing, in this regard, Brillian agrees to provide the information set forth in Exhibit B to this Agreement, on or before the dates set forth therein, with respect to the TFS Consolidated Group Return for Federal Taxes for 2003, and any Combined State Tax Returns for 2003.

                  (b) In the case of any Return for a Pre-Distribution Tax Period that is in TFS's possession and is filed after the date of this Agreement, TFS shall provide Brillian access to and allow Brillian to copy that portion of each such Return to the extent it relates to any Brillian Affiliate, together with all related Tax accounting work papers, not later than 30 days after the date of filing of such Return.

                  (c) In the case of any Return in TFS's possession that was filed before the date of this Agreement, TFS shall use reasonable efforts to provide Brillian access to and allow Brillian to copy that portion of each such Return to the extent that it relates to any Brillian Affiliate together with all related Tax accounting work papers, beginning as soon as reasonably practicable after the date of this Agreement, but in no event beginning later than 15 days after the Distribution Date.

                  (d) After the date of this Agreement, TFS shall afford Brillian access to employees of TFS on a mutually convenient basis during normal business hours to the extent such access may reasonably be required by Brillian to prepare any Return including any Post-Distribution Tax Period Return of Brillian or to contest any Tax Proceeding.

Notwithstanding any other provision of this Agreement, no TFS Affiliate shall be required to provide any Brillian Affiliate access to or copies of (i) any information with respect to which any TFS Affiliate is entitled to assert the protection of any Privilege, or (ii) any information as to which any TFS Affiliate is subject to an obligation to maintain the confidentiality of such information. TFS shall use reasonable efforts to separate any such information from any other information to which Brillian is entitled to access or to which Brillian is entitled to copy under this Agreement, to the extent consistent with preserving TFS's rights under this Section 5.

         5.3. FAILURE TO COOPERATE.

                  (a) Brillian shall be liable for any Tax imposed on any TFS Affiliate that results from the failure of any Brillian Affiliate (A) to cooperate under Section 5.1 or (B) to keep and to make available to TFS the records provided to Brillian by any TFS Affiliate.

                  (b) TFS shall be liable for any Tax imposed on any Brillian Affiliate (other than a Separation Tax) as a result of the failure of any TFS Affiliate to cooperate under Section 5.1.

         5.4. PROVISION OF INFORMATION RELATING TO MATERIAL DEVELOPMENTS. TFS and Brillian shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement. The obligations of TFS and Brillian described in the preceding sentence shall include the obligations of the parties to inform one another as set forth in Section 5.5.

         5.5. TAX PROCEEDINGS.

                  (a) IN GENERAL.

                           (i) Brillian shall have the exclusive right, in its
sole discretion, to control, contest, and represent the interests of any Brillian Affiliate in any Tax Proceeding relating to any Return described in
Section 1.4 and to resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of any such Tax Proceeding. Brillian shall consult with TFS regarding Brillian's conduct of any such Tax Proceeding the outcome of which may have an impact on the Tax liability of a TFS Affiliate and shall promptly notify TFS of the commencement of such Tax Proceeding. After the Distribution Date, TFS and Brillian shall cooperate in order to transfer to Brillian the exclusive right described in the preceding sentence.

                           (ii) TFS shall have the exclusive right, in its sole
discretion, to control, contest, and represent the interests of any TFS Affiliate or any Brillian Affiliate in any Tax Proceeding not specified in
Section 5.5(a)(i), and to resolve, settle or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of any such Tax Proceeding. TFS's rights shall extend to any matter pertaining to the conduct, management, and control of a Tax Proceeding, including execution of waivers, choice of forum, scheduling of conferences, and the resolution of any Tax Item. Brillian agrees that no claim against TFS and no defense to Brillian's liabilities to TFS under this Agreement shall arise from the resolution by TFS of any deficiency, claim, or adjustment relating to the redetermination of any Tax Item.

                  (b) NOTICE. If after the Distribution Date any TFS Affiliate receives written notice of, or relating to, a Tax Proceeding from a Tax Authority that asserts, proposes, or recommends a deficiency, claim, or adjustment that, if sustained, would result in any Separation Taxes for which Brillian could be responsible under this Agreement, TFS shall notify Brillian in writing of such deficiency, claim, or adjustment within 30 days of its receipt. If any Brillian Affiliate receives written notice of or relating to a Tax Proceeding from a Tax Authority with respect to a Return described in Section 1.2, Brillian shall provide a copy of such notice to TFS within 30 days of receiving such notice of such Tax Proceeding, provided that in no case shall such notice be provided later than 30 days before a response is required to be provided to the relevant Tax Authority.

                  (c) PARTICIPATION RIGHTS. If a Tax Authority asserts, proposes, or recommends a deficiency, claim, or adjustment that, if sustained, would result in Separation Taxes for which Brillian could be responsible under this Agreement:

                           (i) in the case of any material correspondence or
filing submitted to the Tax Authority or any judicial authority that relates to the merits of such deficiency, claim or adjustment, TFS shall (A) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide Brillian with a draft copy of the portion of such correspondence or filing that relates solely to such deficiency, claim, or adjustment, (B) consider, subject to applicable time constraints imposed by such Tax Authority or judicial authority, Brillian's comments on such draft copy of such correspondence or filing, and (C) provide Brillian with a final copy of the portion of such correspondence or filing that relates solely to such deficiency, claim, or adjustment.

                           (ii) If Brillian acknowledges in writing to TFS that,
as between Brillian and TFS, each Brillian Affiliate shall be jointly and severally liable for an amount equal to 100% of any such Separation Taxes that are determined pursuant to a Final Determination, then (A) TFS shall take all actions requested by Brillian to contest such deficiency, claim, or adjustment, including administrative and judicial proceedings, (B) Brillian shall have the right to fully participate with respect to such deficiency, claim, or adjustment and related proceedings and TFS shall accept all reasonable suggestions by Brillian in connection with the management and substance of such proceedings, and (C) in no event shall TFS settle or compromise any such deficiency, claim, or adjustment without the written consent of Brillian, which consent shall not be unreasonably withheld or delayed.

                                   SECTION 6
                         PAYMENTS AND DISPUTE RESOLUTION

         6.1. PAYMENTS.

                  (a) PROCEDURE FOR MAKING PAYMENTS. All payments required to be made under this Agreement shall be made in immediately available funds. Except as otherwise provided in this Agreement, all payments required to be made pursuant to this Agreement will be due 30 days after the receipt of notice of such payment being owed. Payments shall be deemed made when received.

                  (b) SETOFF. No party shall set off any payment due to such party or one of its affiliates against any payment required to be made under this Agreement by such party or one of its affiliates to the other party or one of its affiliates.

                  (c) INTEREST ON LATE PAYMENTS. Any payment required to be made pursuant to this Agreement that is not made on or before the due date for such payment shall bear interest from the date after the due date to and including the date of payment at a rate determined under Code Section 6621(a)(2). Such interest shall be paid at the same time as the payment to which it relates. Any interest payable pursuant to the preceding sentence that is not paid when due shall bear interest computed in the manner described in the preceding sentence.

                  (d) CHARACTER OF PAYMENTS. For Tax purposes, the parties agree to treat any payment (other than payments of interest pursuant to Section 6.1(c) of this Agreement and After Tax Amounts) pursuant to this Agreement as a capital contribution by TFS to Brillian or a distribution by Brillian to TFS made in the last tax period beginning before the Distribution and, accordingly, as not includible in the taxable income of the recipient and not deductible by the payor. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.1(c)) is subject to any Tax, the party making such payment shall be liable for the After Tax Amount with respect to such payment. A party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

         6.2. DISPUTE RESOLUTION.

                  (a) SCOPE OF SECTION. This Section 6.2 shall govern all disputes under this Agreement.

                  (b) INITIAL NOTICE OF DISAGREEMENT.

                           (i) The party (the "Remitting Party") receiving a
schedule or other notice regarding a payment required pursuant to this Agreement shall have 30 days from the date of the delivery of such schedule or other notice to register its disagreement with all or a portion of such payment (each such disagreement a "Disputed Item").

                           (ii) The Remitting Party shall register its
disagreement by delivering to the other party (the "Recipient") within such 30 day period a written notice (an "Initial Notice of Disagreement") that (A) specifically enumerates each Disputed Item, (B) describes the grounds for the Remitting Party's disagreement with each Disputed Item, and (C) states the amount in dispute (or a good faith estimate thereof) with respect to each Disputed Item.

                           (iii) If, within the 30 day period described in
Section 6.2(b)(i), the Remitting Party does not deliver an Initial Notice of Disagreement that satisfies the requirements of Section 6.2(b)(ii) with respect to all or a portion of a payment described in Section 6.2(b)(i), then the Remitting Party will be deemed to have (A) accepted and acknowledged its liability for such payment or portion thereof, and (B) waived its right to a Determination by an Independent Third Party pursuant to Section 6.2(f) with respect to such payment or portion thereof.

                  (c) NEGOTIATION. During the 60 day period immediately following delivery of an Initial Notice of Disagreement that satisfies the requirements of Section 6.2(b)(ii), the Remitting Party and the Recipient shall in good faith attempt to resolve their disagreements over each Disputed Item enumerated in the Initial Notice of Disagreement.

                  (d) FINAL NOTICE OF DISAGREEMENT.

                           (i) The Remitting Party shall have 70 days from the
delivery of an Initial Notice of Disagreement to register its continued disagreement with any Disputed Item and to elect to seek a Determination by an Independent Third Party with respect to such Disputed Item pursuant to Section 6.2(f). The Remitting Party shall do so by delivering to the Recipient within such 70 day period a written notice (a "Final Notice of Disagreement") that (A) specifically enumerates each Disputed Item with respect to which it elects to seek a Determination by an Independent Third Party, (B) describes the grounds for the Remitting Party's continued disagreement with each such Disputed Item, and (C) states the amount in dispute (or a good faith estimate thereof) with respect to each such Disputed Item.

                           (ii) The failure of the Remitting Party within the 70
day period described in Section 6.2(d)(i) to deliver a Final Notice of Disagreement, that satisfies the requirements of Section 6.2(d)(i), with respect to all or a portion of the payment described in Section 6.2(b) shall be deemed to constitute (A) an acceptance and acknowledgment by such party of its liability for such payment or portion thereof, and (B) a waiver by such party of its right to a Determination by an Independent Third Party pursuant to Section 6.2(f) with respect to such Disputed Item.

                           (iii) Any dispute, controversy, or claim relating to
or arising out of a Disputed Item contained in a Notice of Final Disagreement shall be finally settled by arbitration before an Independent Third Party pursuant to the provisions of this Section 6.2.

                  (e) SELECTION OF INDEPENDENT THIRD PARTY. If the Remitting Party delivers a Final Notice of Disagreement that satisfies the requirements of
Section 6.2(d)(i) to the Recipient, the parties shall, within 10 days after such delivery, jointly select an Independent Third Party to make a Determination with respect to each Disputed Item enumerated in the Final Notice of Disagreement. If the parties cannot jointly agree on an Independent Third Party to make such Determination within such 10 day period, either party may apply to the American Arbitration Association ("AAA") for the sole purpose of having the AAA select an Independent Third Party from a list of no fewer than two and no more than five potential Independent Third Parties which list is acceptable to TFS and Brillian. If TFS and Brillian fail to approve a list within 15 days of the application of either party to the AAA, the Independent Third Party shall be selected by the AAA.

                  (f) DETERMINATION BY INDEPENDENT THIRD PARTY. The Independent Third Party shall determine the appropriate outcome based upon this Agreement (the "Determination") with respect to each Disputed Item. The Independent Third Party shall have 90 days from the date that it is selected in which to make such Determinations, unless the Remitting Party and the Recipient mutually agree upon an extension of such period or the Independent Third Party, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. The Remitting Party and the Recipient shall provide the Independent Third Party with such information or documentation as the Independent Third Party, in its discretion, deems to be necessary for it to make the Determination requested of it. Any Determination by the Independent Third Party (as well as any allocation of costs and expenses pursuant to Section 6.2(g)) shall be in writing, shall be delivered to the Remitting Party and the Recipient, and shall be final and binding upon them and enforced as an arbitration award under the United States Arbitration Act, 9 U.S.C. sections 1-16. The parties explicitly waive any right to seek any judicial review of the substance of the Determination of the Independent Third Party. In making a Determination, the Independent Third Party shall be entitled to use, at the sole cost and expense of the Remitting Party and the Recipient, whatever resources it deems necessary, including accounting and technical services provided by firms chosen by it in its discretion. Any proceedings relating to the determination at which the presence of any personnel or representatives of both parties is required shall take place in Phoenix, Arizona.

                  (g) COSTS AND EXPENSES ASSOCIATED WITH INDEPENDENT THIRD PARTY. The Remitting Party and the Recipient shall be jointly and severally liable to the Independent Third Party for all costs and expenses associated with retaining the Independent Third Party. As between themselves, except as otherwise provided in this Section 6.2(g), the Remitting Party and the Recipient shall share equally the costs and expenses associated with retaining an Independent Third Party. Where a determination with respect to a Disputed Item is not less than 80% of the amount claimed to be due from the Remitting Party, the Independent Third Party may, in its discretion, allocate to the Remitting Party more than 50% of the costs and expenses associated with such determination. Where a determination with respect to a Disputed Item is less than 50% of the amount claimed to be due from the Remitting Party, the Independent Third Party may, in its discretion, allocate to the Recipient more than 50% of the costs and expenses associated with such determination.

                                   SECTION 7
                                  MISCELLANEOUS

         7.1. FURTHER ASSURANCES. TFS and Brillian shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, or other instrument delivered pursuant hereto.

         7.2. TERMINATION AND SURVIVAL. All rights and obligations arising hereunder with respect to a Pre- Distribution Tax Period shall survive until they are fully effectuated or performed; provided, however, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver, or mitigation thereof).

         7.3. COSTS AND EXPENSES.

                  (a) ADDITIONAL SERVICES. TFS may provide tax services to Brillian for compensation approximately the same as that payable between unrelated parties dealing at arm's length.

                  (b) OTHER. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, "expenses" shall include, without limitation, reasonable attorney's fees, accountant's fees, and other related professional fees and disbursements.

         7.4. ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         7.5. AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

         7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries, successors, and permitted assigns and shall not confer upon any other Person any rights or remedies hereunder.

         7.7. GOVERNING LAW. This Agreement shall be governed, construed, and enforced in accordance with the laws of the state of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

         7.8. NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (d) one business day after being deposited with an overnight courier service, or (e) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's Chief Executive Officer at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

         7.9. COUNTERPARTS. This Agreement, including the Exhibits attached hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         7.10. BINDING EFFECT AND ASSIGNMENT. Subject to Section 4.5, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto. This Agreement may be enforced separately by TFS and Brillian.

         7.11. SEVERABILITY. If any term or other provision of this Agreement or the Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         7.12. FAILURE OR INDULGENCE AND REMEDIES. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         7.13. AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and general equity principles.

         7.14. INTERPRETATION. The headings contained in this Agreement, in any Exhibit hereto, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

         7.15. DEFINITIONS. Unless otherwise defined in this Agreement, capitalized terms shall have the meanings ascribed thereto in the Master Separation and Distribution Agreement by and between TFS and Brillian. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "AAA" shall have the meaning ascribed to such term in
Section 6.2(e) of this Agreement.

                  (b) "AFTER TAX AMOUNT" means an additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant tax periods, and reflecting for example, the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes.

                  (c) "AGREEMENT" means this Tax Sharing Agreement.

                  (d) "BRILLIAN AFFILIATE" means Brillian and any corporation or other entity directly or indirectly controlled by Brillian before, on, or after the Distribution Date.

                  (e) "BRILLIAN COMBINED STATE TAX LIABILITY" means, with respect to any tax period beginning on or after January 1, 2003 and any jurisdiction, an amount of Combined State Taxes determined in accordance with the principles set forth in the definition of Brillian Federal Tax Liability.

                  (f) "BRILLIAN FEDERAL TAX LIABILITY" means, with respect to any tax period beginning on or after January 1, 2003, the Federal Tax liability for such period, computed in accordance with the positions, elections, accounting methods, conventions, and computational methodology used by TFS in preparing the TFS Consolidated Group's Return for such period, but taking into account only the Tax Items of Brillian Affiliates which are included in such Return for such tax period. Such computation shall be made (i) as though the highest rate of tax specified in Section 11(b) of the Code (or any other similar rates applicable to specific types of income) were the only rate set forth in that subsection, (ii) by taking into account any Tax that would be imposed on the Brillian Affiliates pursuant to Section 55 of the Code to the extent the TFS Consolidated Group is subject to such Tax, and (iii) by not permitting the Brillian Affiliates any compensation deductions arising in respect of any options on TFS stock, or any TFS restricted stock.

                  (g) "BRILLIAN TAX LIABILITY" means, with respect to any tax period, the sum of the Brillian Combined State Tax Liability for each jurisdiction and the Brillian Federal Tax Liability.

                  (h) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  (i) "COMBINED STATE TAX" means, with respect to each United States state or local taxing jurisdiction, any income, franchise or similar Tax payable to such state or local taxing jurisdiction in which a Brillian Affiliate files Returns with a TFS Affiliate, on a consolidated, combined or unitary basis for purposes of such Tax.

                  (j) "DETERMINATION" shall have the meaning ascribed to such term in Section 6.2(f).

                  (k) "DISPUTED ITEM" shall have the meaning ascribed to such term in Section 6.2(b)(i).

                  (l) "DISTRIBUTION DATE" means the date on which the Distribution is effected.

                  (m) "FEDERAL TAX" means any Tax imposed under the Code, including any interest, penalty or other additions to Tax imposed under Subtitle F of the Code.

                  (n) "FINAL DETERMINATION" means (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (ii) the expiration of a statute of limitations or (iii) the payment of or liability for Tax or any other amount where TFS determines that no action should be taken to recoup such payment or contest such liability.

                  (o) "FINAL NOTICE OF DISAGREEMENT" shall have the meaning ascribed to such term in Section 6.2(d)(i).

                  (p) "FOREIGN TAX" means any Tax imposed by a Taxing Authority of a jurisdiction outside the United States.

                  (q) "INDEPENDENT THIRD PARTY" means a nationally recognized tax attorney that is a member of a nationally recognized law firm which firm is independent of both parties.

                  (r) "INITIAL NOTICE OF DISAGREEMENT" shall have the meaning ascribed to such term in Section 6.2(b)(ii).

                  (s) "IRS" means the Internal Revenue Service.

                  (t) "POST-DISTRIBUTION TAX PERIOD" means (i) any tax period beginning and ending after the Distribution Date and (ii) with respect to a tax period that begins on or before and ends after the Distribution Date, such portion of the tax period that commences on the day immediately after the Distribution Date.

                  (u) "PRE-DISTRIBUTION TAX PERIOD" means (i) any tax period beginning and ending before or on the Distribution Date and (ii) with respect to a period that begins on or before and ends after the Distribution Date, such portion of the tax period ending on and including the Distribution Date.

                  (v) "PRIVILEGE" means any privilege or similar evidentiary rule that may be asserted under applicable law including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges) and any accountant-client privilege.

                  (w) "PRO FORMA COMBINED STATE RETURN" shall have the meaning ascribed to such term in Section 2.3(a).

                  (x) "PRO FORMA FEDERAL RETURN" shall have the meaning ascribed to such term in Section 2.3(a).

                  (y) "PRO FORMA RETURNS" shall have the meaning ascribed to such term in Section 2.3(a).

                  (z) "RECIPIENT" shall have the meaning ascribed to such term in Section 6.2(b)(ii).

                  (aa) "REMITTING PARTY" shall have the meaning ascribed to such term in Section 6.2(b)(i).

                  (bb) "RETURN" means any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, information returns and reports, amended returns and requests for refunds) required to be filed with any Tax Authority.

                  (cc) "RULING DOCUMENTS" means (a) any request for a ruling filed with any Tax Authority together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of TFS, its subsidiaries and/or its stockholders to such Tax Authority, the appendices and exhibits thereto, and any rulings issued by a Tax Authority to any TFS Affiliate or Brillian Affiliate, in connection with the Restructuring or (b) any materials submitted to any outside counsel in connection with obtaining an opinion relating to the Tax status of the Restructuring.

                  (dd) "SECTION 355 TAX" means any Tax imposed by reason of the application of Section 355(d) or (e) of the Code or any similar state or local Tax that would not have been imposed had the Distribution not occurred other than such a tax resulting from an acquisition by one or more persons of a "fifty percent or greater interest" (within the meaning of Section 355(d)(4) of the Code) in TFS.

                  (ee) "SEPARATION TAX" shall mean any Tax imposed in connection with the Separation and the Distribution on a TFS Affiliate or a Brillian Affiliate that would not have been imposed had the Separation and the Distribution not occurred.

                  (ff) "SUPPLEMENTAL RULING" means any ruling issued after the Distribution Date (a) by the IRS in connection with the Restructuring or (b) by any other Tax Authority, addressing the application of a provision of the laws of another jurisdiction to any transaction undertaken in connection with the Restructuring.

                  (gg) "SUPPLEMENTAL RULING DOCUMENTS" shall have the meaning ascribed to such term in Section 3.4(a).

                  (hh) "TAX" means any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Tax Authority.

                  (ii) "TAX ASSET" means any Tax Item that may have the effect of reducing any Tax, including, without limitation, any net operating loss, net capital loss, investment tax credit, foreign tax credit, or charitable deduction or any deductions and credits related to alternative minimum taxes.

                  (jj) "TAX AUTHORITY" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction


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


pursuant to applicable law over the assessment, determination, collection or imposition of any Tax (including the IRS).

                  (kk) "TAX ITEM" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

                  (ll) "TAX PROCEEDING" means any tax audit, dispute or proceeding (whether administrative or judicial), including a refund claim or any proceeding arising therefrom.

                  (mm) "TFS" has the meaning set forth in the prelude to this Agreement.

                  (nn) "TFS AFFILIATE" means TFS and any corporation or other entity directly or indirectly controlled by TFS, but excluding any Brillian Affiliate.

                  (oo) "TFS CONSOLIDATED GROUP" means, at any time, TFS and each corporation or other entity that joins with TFS, with respect to Federal Taxes, in the filing of a consolidated Federal Tax Return and with respect to Combined State Taxes, in the filing of a Combined State Tax Return.

                  (pp) "TFS INSTALLMENT PAYMENT" means (i) any estimated Federal Tax installment that TFS is required to pay or (ii) any payment required to be made on the due date, without extensions, of a Return that TFS is required to file under the Code, or in either case, any corresponding provision of state or local law.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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


         IN WITNESS WHEREOF, the parties have executed and delivered this Tax Sharing Agreement as of the date first written above.


                                             THREE-FIVE SYSTEMS, INC.


                                             By: /s/ Jeffrey D. Buchanan
                                                --------------------------------
                                             Name: Jeffrey D. Buchanan
                                             Title: Executive Vice President and
                                                    Chief Financial Officer



                                             BRILLIAN CORPORATION


                                             By: /s/ Wayne A. Pratt
                                                --------------------------------
                                             Name: Wayne A. Pratt
                                             Title: Vice President and
                                                    Chief Financial Officer


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